Exhibit 99.1

POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

Investor Contact:	Barbara A. Gould
(615) 235-4124

Media Contact:	Julie K. Davis
(615) 443-9266

CRACKER BARREL REPORTS 17% INCREASE IN THIRD-QUARTER EPS

UPDATES FISCAL 2010 OUTLOOK

•	Fully diluted income per share from continuing operations was $0.61 for the third quarter of fiscal 2010, an increase of 17%
•	Operating income margin from continuing operations in the third quarter was 5.5% of total revenue compared with 5.1% in the prior-year quarter
•	Comparable store restaurant and retail sales for the quarter increased 0.6% and 3.2%, respectively
•	Comparable store restaurant traffic outpaced the Knapp-Track™ Traffic Index for the fifteenth consecutive quarter
•	Revenue for the third quarter increased 1.9% to $578.2 million
•	Net cash flow from operating activities for the first nine months of fiscal 2010 increased $46.7 million to $136.8 million compared with the prior-year comparable period

LEBANON, Tenn. -- May 25, 2010 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel,” or the “Company”) (Nasdaq: CBRL) today reported income from continuing operations of $0.61 per diluted share for the third quarter of fiscal 2010, compared with $0.52 per diluted share from continuing operations in the third quarter of fiscal 2009.  Income from continuing operations was $14.4 million compared with $11.9 million in the third quarter of fiscal 2009, which reflected this year’s higher operating income and lower interest expense.

Third-Quarter Fiscal 2010 Results
Revenue from continuing operations
In the third quarter of fiscal 2010, total revenue of $578.2 million represented an increase of 1.9% from the third quarter of fiscal 2009.  Comparable store restaurant sales for the period increased 0.6%, including a 2.2% higher average check.  The average menu price increase for the quarter was approximately 2.1% compared with same prior year period.  Comparable store retail sales were up 3.2% for the quarter.

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Cracker Barrel Old Country Store, Inc. Reports 17% Increase in Third-Quarter EPS

May 25, 2010

Comparable store restaurant and retail sales for the fiscal months of February, March and April were as follows:
	February	March	April	Third Quarter
Comparable restaurant traffic	-4.6%	1.0%	-1.3%	-1.6%
Average check	2.3%	1.9%	2.3%	2.2%
Comparable restaurant sales	-2.3%	2.9%	1.0%	0.6%
Comparable retail sales	1.1%	8.9%	0.6%	3.2%
Comparable store restaurant sales in the third quarter were unfavorably affected versus prior year by approximately one percentage point as a result of severe winter weather.  The severe winter weather occurred primarily in February and without this impact, February comparable restaurant sales would have been positive.   The shift in the timing of the Easter holiday benefited retail sales in fiscal March but unfavorably affected fiscal April.

Operating Income
In the third quarter of fiscal 2010, operating income was $31.8 million, or 5.5% of total revenue, compared with $29.0 million, or 5.1% of total revenue, in the third quarter of fiscal 2009.  The increase in operating income was the result of higher revenues, lower cost of goods sold and lower labor and related expenses partially offset by higher maintenance and general and administrative expenses.

Commenting on the third-quarter results, Cracker Barrel Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “We are pleased to report positive restaurant and retail comparable store sales, along with a 17% increase in earnings per share for the quarter.  We are encouraged by the improving profitability at the store level while, at the same time, delivering higher levels of customer satisfaction according to our latest surveys.  As we roll out our initiatives, the focus is on continuing to improve operations and the guest experience.”

Year-to-date Fiscal 2010 Results
Total revenue from continuing operations of $1.8 billion year-to-date for fiscal 2010 represented an increase of 1.1% over fiscal 2009.  Comparable store restaurant sales increased 0.3%, including a 2.1% higher check.  Comparable store retail sales decreased 2.0%.

The Company reported income from continuing operations of $57.8 million, or $2.47 per diluted share, compared with income from continuing operations of $43.1 million, or $1.90 per diluted share, in fiscal 2009.

Year-to-date net cash provided by operating activities was $136.8 million, compared with $90.1 million in fiscal 2009, reflecting higher net income and continued improvements in working capital.

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Cracker Barrel Old Country Store, Inc. Reports 17% Increase in Third-Quarter EPS

May 25, 2010

Updates Fiscal 2010 Outlook
The Company commented that its updated outlook for fiscal 2010 continues to reflect many assumptions, the accuracy of which is not yet known.  Based on current trends and estimates, the Company presently expects fiscal 2010 total revenue to increase approximately 1.0 to 2.0% over revenue in fiscal 2009.  The revenue increase reflects the opening of a total of six new Cracker Barrel units during the year, projected positive comparable store restaurant sales between 0.5% to 1.0%, and comparable store retail sales ranging from -1.0% to -0.5%.  Depreciation for the year is expected to be $61 to $62 million.  The Company expects fiscal 2010 operating income margin to be approximately 6.8% to 6.9% compared with 6.0% in fiscal 2009.  Interest expense is estimated to be approximately $49 million, and diluted shares outstanding are expected to be in the range of 23.5 to 23.7 million.  The Company expects its full year 2010 effective tax rate to be between 26% and 27%.   Based on the assumptions outlined above, full-year net income per diluted share for the 2010 fiscal year is projected to be between $3.50 and $3.60.  The Company expects capital expenditures for fiscal 2010 to be between $65 and $70 million.

Commenting on the outlook, Mr. Woodhouse said, “The steps we have taken during this economic downturn have significantly improved our near-term profitability and made us a stronger competitor for the long-term.  The consistently high-quality meals at affordable prices that our loyal guests have come to expect are central to the strength of the Cracker Barrel brand. With a variety of exciting new promotional items, we now have a strong proposition to encourage our new and infrequent visitors to return.  Meanwhile, our strong cash flow allows us to invest in our brand, pursue growth, maintain our dividend and reduce our debt. With demographic trends supporting growth in our target customer base, we intend to remain the first choice in family dining by serving delicious food, consistent quality, and honest value every day."

Fiscal 2010 Third-Quarter Conference Call
As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET).  The on-line replay will be available at 2:00 p.m. (ET) and continue through June 8, 2010.

The Company plans to announce its fiscal 2010 fourth quarter earnings and comparable restaurant and retail sales for the fourth fiscal quarter (May, June and July) and fiscal 2010 on Tuesday, September 14, 2010.

About Cracker Barrel
Cracker Barrel Old Country Store restaurants provide a friendly home-away-from-home in its old country stores and restaurants.  Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price.  The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as our signature biscuits using an old family recipe.  The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

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Cracker Barrel Old Country Store, Inc. Reports 17% Increase in Third-Quarter EPS

May 25, 2010

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 594 company-owned locations in 41 states.  Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m.  For more information, visit: crackerbarrel.com.
CBRL-F

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” ”should,” “projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include our fiscal 2010 outlook, expected number of new units, expected labor management improvement and additional operating leverage.  Factors which could materially affect actual results include, but are not limited to:  the effects of uncertain consumer confidence, higher costs for energy, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to sustain or the effects of plans intended to improve operational or marketing execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our substantial indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; our ability to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental

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Cracker Barrel Old Country Store, Inc. Reports 17% Increase in Third-Quarter EPS

May 25, 2010

investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications.

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Cracker Barrel Old Country Store, Inc. Reports 17% Increase in Third-Quarter EPS

May 25, 2010

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share amounts)

	Third Quarter Ended			Nine Months Ended
	4/30/10	5/1/09	Percentage Change	4/30/10	5/1/09	Percentage Change
Total revenue	$578,233	$567,568	2%	$1,792,032	$1,771,682	1%
Cost of goods sold	173,041	176,327	(2)	562,410	580,177	(3)
Gross profit	405,192	391,241	4	1,229,622	1,191,505	3
Labor and other related expenses	226,047	230,014	(2)	679,401	686,565	(1)
Other store operating expenses	109,302	104,235	5	320,269	315,941	1
Impairment charges	--	--	--	2,263	--	--
Store operating income	69,843	56,992	23	227,689	188,999	20
General and administrative expenses	38,012	27,979	36	108,488	88,155	23
Operating income	31,831	29,013	10	119,201	100,844	18
Interest expense	12,186	12,737	(4)	37,249	40,051	(7)
Pretax income	19,645	16,276	21	81,952	60,793	35
Provision for income taxes	5,217	4,328	21	24,107	17,651	37
Income from continuing operations	14,428	11,948	21	57,845	43,142	34
Income from discontinued operations, net of tax	--	4	(100)	--	4	(100)
Net income	$14,428	$11,952	21	$57,845	$43,146	34

Earnings per share – Basic:
Income from continuing operations	$0.62	$0.53	17	$2.52	$1.93	31
Income from discontinued operations, net of tax	$--	$--	--	$--	$--	--
Net income per share	$0.62	$0.53	17	$2.52	$1.93	31
Earnings per share – Diluted:
Income from continuing operations	$0.61	$0.52	17	$2.47	$1.90	30
Income from discontinued operations, net of tax	$--	$--	--	$--	$--	--
Net income per share	$0.61	$0.52	17	$2.47	$1.90	30

Weighted average shares:
Basic	23,198,505	22,467,468	3	22,934,732	22,402,344	2
Diluted	23,802,998	22,830,712	4	23,445,554	22,698,074	3

Ratio Analysis
Total revenue:
Restaurant	81.9%	82.2%		78.9%	78.5%
Retail	18.1	17.8		21.1	21.5
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	29.9	31.1		31.4	32.7
Gross profit	70.1	68.9		68.6	67.3
Labor and other related expenses	39.1	40.5		37.9	38.8
Other store operating expenses	18.9	18.4		17.9	17.8
Impairment charges	--	--		0.1	--
Store operating income	12.1	10.0		12.7	10.7
General and administrative expenses	6.6	4.9		6.0	5.0
Operating income	5.5	5.1		6.7	5.7
Interest expense	2.1	2.2		2.1	2.3
Pretax income	3.4	2.9		4.6	3.4
Provision for income taxes	0.9	0.8		1.4	1.0
Income from continuing operations	2.5	2.1		3.2	2.4
Income from discontinued operations, net of tax	--	--		--	--
Net income	2.5%	2.1%		3.2%	2.4%

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Cracker Barrel Old Country Store, Inc. Reports 17% Increase in Third-Quarter EPS

May 25, 2010

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except share amounts)

	4/30/10	7/31/09
Assets
Cash and cash equivalents	$79,391	$11,609
Inventory	120,455	137,424
Other current assets	48,496	49,292
Property and equipment, net	991,532	1,001,776
Long-lived assets	50,824	45,080
Total assets	$1,290,698	$1,245,181

Liabilities and Shareholders’ Equity
Accounts payable	$78,238	$92,168
Current liabilities	179,342	172,794
Long-term debt	593,414	638,040
Other long-term obligations	216,228	206,557
Shareholders’ equity	223,476	135,622
Total liabilities and shareholders’ equity	$1,290,698	$1,245,181

Common shares outstanding	23,826,755	22,722,685

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Cracker Barrel Old Country Store, Inc. Reports 17% Increase in Third-Quarter EPS

May 25, 2010
CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Nine Months Ended
	4/30/10	5/1/09
Cash flows from continuing operations:
Cash flows from operating activities:
Net income	$57,845	$43,146
Income from discontinued operations, net of tax	--	(4)
Depreciation and amortization	45,629	44,060
Loss on disposition of property and equipment	2,943	2,285
Impairment	2,263	--
Share-based compensation, net of excess tax benefit	5,247	5,500
Decrease in inventories	16,969	22,608
Decrease in accounts payable	(13,930)	(31,146)
Net changes in other assets and liabilities	19,789	3,648
Net cash provided by operating activities	136,755	90,097
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(39,994)	(49,740)
Proceeds from sale of property and equipment	229	1,590
Net cash used in investing activities	(39,765)	(48,150)
Cash flows from financing activities:
Net payments for credit facilities and other long-term obligations	(45,087)	(9,267)
Proceeds from exercise of share-based compensation awards	35,565	3,806
Excess tax benefit from share-based compensation	4,841	830
Purchase and retirement of common stock	(7,799)	--
Deferred financing costs	(2,908)	(274)
Dividends on common stock	(13,820)	(13,094)
Net cash used in financing activities	(29,208)	(17,999)

Cash flows from discontinued operations:
Net cash provided by operating activities of discontinued operations	--	6
Net cash provided by discontinued operations	--	6

Net increase in cash and cash equivalents	67,782	23,954
Cash and cash equivalents, beginning of period	11,609	11,978
Cash and cash equivalents, end of period	$79,391	$35,932

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Cracker Barrel Old Country Store, Inc. Reports 17% Increase in Third-Quarter EPS

May 25, 2010

CRACKER BARREL OLD COUNTRY STORE, INC.
Supplemental Information
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	4/30/10	5/1/09	4/30/10	5/1/09

Units in operation:
Open at beginning of period	593	585	588	577
Opened during period	1	3	6	11
Closed during period	--	--	--	--
Open at end of period	594	588	594	588

Total revenue: (In thousands)
Restaurant	$473,293	$466,562	$1,414,078	$1,391,448
Retail	104,940	101,006	377,954	380,234
Total	$578,233	$567,568	$1,792,032	$1,771,682

Operating weeks:	7,719	7,640	23,092	22,749

Average unit volume: (In thousands)
Restaurant	$797.1	$793.9	$2,388.3	$2,385.4
Retail	176.7	171.9	638.3	651.9
Total	$973.8	$965.8	$3,026.6	$3,037.3

Q3 2010 vs. Q3 2009	9 mo. 2010 vs. 9 mo. 2009

Comparable store sales increase (decrease):
Restaurant	0.6%	0.3%
Retail	3.2%	(2.0)%

Number of locations in comparable store base	577	570

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